NovaStar Closes $1.2 billion Asset Backed Securitization

KANSAS CITY, MO., June 13, 2006 – NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, announced today that its subsidiaries, NovaStar Certificates Financing Corporation and NovaStar Mortgage, Inc., securitized $1.2 billion of non-conforming mortgage assets.

Greenwich Capital underwrote NovaStar Mortgage Funding Trust, Series 2006-MTA1, which closed June 8, 2006. The transaction offered 14 rated classes of notes with a face value of $1,182,600,000.

NovaStar Certificates Financing LLC, an affiliate of NovaStar Mortgage, Inc., retained the M-8, M-9 notes, which collectively, represent $12 million in principal. NovaStar Certificates Financing LLC also retained the M-10 notes, which were not covered by the prospectus. Class M-10 represents $6 million in principal.

Class	Rating (S&P/Moody's)
M-8	BBB+/Baa1
M-9	BBB-/Baa2
M-10	BB+/Ba1

NovaStar Certificates Financing Corporation retained the class C certificates and the trust certificates which were not covered by the prospectus. The certificates represent the entire beneficial interest in the assets of the issuing entity subject to the debt represented by the notes. The class C certificates entitle NovaStar to overcollateralization amounts and excess spread.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is a specialty finance company that originates, purchases, invests in and services residential nonconforming loans. The company specializes in single-family mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

Certain matters discussed in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are those that predict or describe future events and that do not relate solely to historical matters. Forward-looking statements are subject to risks and uncertainties and certain factors can cause actual results to differ materially from those anticipated. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate sufficient liquidity on favorable terms; the size, frequency and structure of our securitizations; interest rate fluctuations on our assets that differ from our liabilities; increases in prepayment or default rates on our mortgage assets; changes in assumptions regarding estimated loan losses and fair value amounts; changes in origination and resale pricing of mortgage loans; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to expand origination volume while maintaining an acceptable level of overhead; our ability to adapt to and implement technological changes; the stability of residual property values; the outcome of litigation or regulatory actions pending against us or other legal contingencies; the impact of losses resulting from natural disasters; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual Report on Form 10-K, for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q, for the period ending March 31, 2006. Other factors not presently identified may also cause actual results to differ. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424